Exhibit 99.4

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth
203-969-0666 ext. 425
stephen.forsyth@hexcel.com

Media:
Michael W. Bacal
203-969-0666 ext. 426
michael.bacal@hexcel.com

HEXCEL CLOSES ON $225 MILLION SENIOR

SUBORDINATED NOTES IN DEBT REFINANCING

STAMFORD, Conn. – February 1, 2005–Hexcel Corporation (NYSE/PCX: HXL) today announced the closing of the previously announced offering of $225.0 million principal amount of its 6.75% Senior Subordinated Notes due 2015 pursuant to Rule 144A of the Securities Act of 1933.

Hexcel has remitted $194.9 million of the net proceeds from the offering to the Bank of New York, trustee for Hexcel’s publicly held 9¾% Senior Subordinated Notes due 2009, for the express purpose of retiring $185.3 million face amount of notes, plus accrued interest and call premium. The redemption price for the notes is 103.9%. The redemption date is March 3, 2005. The Bank of New York will select the 9¾% Senior Subordinated Notes to be redeemed on a pro rata basis. Upon consummation of the redemption, $100 million principal amount of notes will remain outstanding. The remaining net proceeds of approximately $25 million will be used for general corporate purposes, including the repayment of indebtedness.

The 6.75% Senior Subordinated Notes due 2015 have registration rights but are not presently registered under the Securities Act of 1933, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This press release is neither an offer to sell nor the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.